EXHIBIT 99.1

Contact:	Karen L. Dexter

Director, Investor Relations

Ampex Corporation

(650) 367-4111

AMPEX CORPORATION REPORTS

FIRST QUARTER 2003 FINANCIAL RESULTS

REDWOOD CITY, Calif., May 13, 2003 – Ampex Corporation (Amex:AXC) reported a net loss of $1.9 million or $0.03 per diluted share for the first quarter of 2003. In the first quarter of 2002, the Company reported a net loss of $1.3 million or $0.02 per diluted share.

Revenues, which are comprised of royalties from licensing its patents and product sales of its Data Systems subsidiary, totaled $8.6 million in the first quarter of 2003 compared to $10.0 million in the first quarter of 2002. Royalty income from licensing totaled $0.4 million and contributed an operating profit of $0.1 million or $0.00 per diluted share in the first quarter of 2003 compared to royalty income of $1.2 million and operating profit of $1.0 million or $0.02 per diluted share in the first quarter of 2002. Operating income from Data Systems amounted to $0.03 per diluted share in the first quarter of 2003 unchanged from the first quarter of 2002. Interest expense and other financing costs, net accounted for $0.04 loss per diluted share in the first quarters of 2003 and 2002.

Giving effect to the benefit from extinguishment of preferred stock, the Company reported a net loss applicable to common stockholders of $0.9 million or $0.01 per diluted share in the first quarter of 2003 versus a net loss applicable to common stockholders of $0.2 million or $0.00 loss per diluted share in the first quarter of 2002.

The Board of Directors of the Company has approved and submitted to stockholders a proposal to effect a 1 for 20 reverse stock split of its Common Stock. If approved, the reverse stock split would become effective shortly after the Company’s annual meeting scheduled for June 6, 2003. The per share information reported above has been calculated without effect to the reverse stock split.

Ampex Corporation, www.Ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of possible continuing losses; the Company’s liquidity and anticipated interest expenses; the risk of significant future losses from operations; its sales and royalty forecasts for future periods; the Company’s marketing, product development, acquisition, investment, licensing and other strategies; redemption of the Company’s outstanding Preferred Stock; possible future issuances of debt or equity securities; the possible effects of a reclassification of the Company’s outstanding shares; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2002 Annual Report on Form 10-K filed with the SEC, and its Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2003, expected to be filed with the SEC shortly. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements. References to net income or net loss and income or loss per share refer to income or loss applicable to common stockholders.

AMPEX CORPORATION

CONSOLIDATED BALANCE SHEET

(in thousands, except share and per share data)

	March 31, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,475	$7,579
Short-term investments	1,515	1,483
Accounts receivable (net of allowances of $196 in 2003 and $112 in 2002)	5,863	4,064
Inventories	7,029	7,336
Other current assets	3,035	2,368

Total current assets	22,917	22,830

Property, plant and equipment	5,498	5,757
Other assets	722	752

Total assets	$29,137	$29,339

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$304	$457
Accounts payable	1,385	962
Net liabilities of discontinued operations	1,003	1,108
Accrued restructuring costs	1,300	1,300
Other accrued liabilities	10,205	10,471

Total current liabilities	14,197	14,298
Long-term debt	70,367	68,218
Other liabilities	64,515	64,413
Accrued restructuring costs	1,353	1,700
Net liabilities of discontinued operations	2,843	3,024

Total liabilities	153,275	151,653

Commitments and contingencies

Mandatorily redeemable nonconvertible preferred stock, $1,000 liquidation value:
Authorized: 69,970 shares in 2003 and in 2002
Issued and outstanding—none in 2003 and in 2002	—	—
Mandatorily redeemable preferred stock, $2,000 liquidation value:
Authorized: 21,859 shares in 2003 and in 2002
Issued and outstanding—12,340 shares in 2003; 12,877 in 2002	24,680	25,754
Convertible preferred stock, $2,000 liquidation value:
Authorized: 10,000 shares in 2003 and in 2002
Issued and outstanding—none in 2003 and in 2002	—	—

Stockholders’ deficit:
Preferred stock, $1.00 par value:
Authorized: 898,171 shares in 2003 and in 2002
Issued and outstanding—none in 2003 and in 2002	—	—
Common stock, $.01 par value:
Class A:
Authorized: 175,000,000 shares in 2003 and in 2002
Issued and outstanding—63,841,796 shares in 2003; 63,412,196 shares in 2002	638	634
Class C:
Authorized: 50,000,000 shares in 2003 and in 2002
Issued and outstanding—none in 2003 and in 2002	—	—
Other additional capital	428,969	427,899
Accumulated deficit	(514,760)	(512,828)
Accumulated other comprehensive income	(63,665)	(63,773)

Total stockholders’ deficit	(148,818)	(148,068)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$29,137	$29,339

AMPEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATION AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	For the Three Months Ended
	March 31, 2003	March 31, 2002
	(unaudited)
Royalty income	$386	$1,215
Product revenue	8,244	8,770

Total revenue	8,630	9,985

Intellectual property costs	245	232
Cost of product sales	4,216	5,220
Research, development and engineering	685	681
Selling and administrative	3,082	2,632

Total costs and operating expenses	8,228	8,765

Operating income	402	1,220

Interest expense	2,221	2,123
Amortization of debt financing costs	14	417
Interest income	(13)	(162)
Other (income) expense, net	10	(3)

Loss before income taxes	(1,830)	(1,155)

Provision for income taxes	102	153

Net loss	(1,932)	(1,308)

Benefit from extinguishment of mandatorily redeemable preferred stock	1,036	1,104

Net loss applicable to common stockholders	(896)	(204)

Other comprehensive loss, net of tax:
Foreign currency translation adjustments	10	(9)
Minimum pension adjustment	(118)	—

Comprehensive loss	$(1,004)	$(213)

Basic and diluted loss per share:
Loss per share	$(0.03)	$(0.02)
Loss per share applicable to common stockholders	$(0.01)	$0.00

Weighted average number of common shares outstanding	63,416,917	61,658,165

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